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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              1999     1998
                                                              -----    ----
Income (loss) from continuing operations....................  $(150)   $ 75
Add:
     Interest...............................................     63      56
     Portion of rentals representative of interest factor...     14      13
     Preferred stock dividend requirements of majority-owned
      subsidiaries..........................................      6       7
     Income tax expense (benefit) and other taxes on
      income................................................    (93)     47
     Amortization of interest capitalized...................     --       1
     Undistributed (earnings) losses of affiliated companies
      in which less than a 50% voting interest is owned.....     --      --
                                                              -----    ----
          Earnings (loss) as defined........................  $(160)   $199
                                                              =====    ====
Interest....................................................  $  63    $ 56
Interest capitalized........................................     --      --
Portion of rentals representative of interest factor........     14      13
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................     11      11
                                                              -----    ----
          Fixed charges as defined..........................  $  88    $ 80
                                                              =====    ====
Ratio of earnings to fixed charges..........................     NM    2.49
                                                              =====    ====

NM: Not Meaningful

     For the three months ended March 31, 1999, earnings were inadequate to cover fixed charges by $248 million.